Exhibit 23.3

 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption ‘‘Experts’’ in Amendment No. 1 to the Registration Statement on Form S-3 (File No. 333-139795) and related Prospectus of G-III Apparel Group, Ltd., and to the incorporation by reference therein of our report dated September 13, 2005, relating to our audit of the combined financial statements of J. Percy for Marvin Richards, Ltd. and CK Outerwear, LLC as of December 31, 2004 and for the year then ended, included in G-III Apparel Group, Ltd.’s Form 8-K/A filed with the Securities and Exchange Commission on September 27, 2005.

/s/ Eisner LLP
New York, New York
February 16, 2007